                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G/A

                 Under the Securities Exchange Act of 1934
                          (Amendment No. 14)*
                                         --

                           Del Laboratories, Inc.
                     ----------------------------------
                              (Name of Issuer)

                   Common Stock, par value $1.00 per share
                   ---------------------------------------
                       (Title of Class of Securities)

                               24509110309
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  3  Pages
                                        ---

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CUSIP No. 24509110309                   13G               Page  2  of  3  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

           Martin E. Revson
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

           U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power
 Owned by                          893,225
 Each Reporting              --------------------------------------------------
 Person With                  (6) Shared Voting
                                    Power
                                     -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power
                                   893,225
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power
                                     -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

                          893,225
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*


-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

                            15.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

                             IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                          Page  3  of  3  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

                        893,225 shares


    (b) Percent of Class:

                        15.6%


    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

                        893,225

         (ii) shared power to vote or to direct the vote

                        -0-

        (iii) sole power to dispose or to direct the disposition of

                        893,225

         (iv) shared power to dispose or to direct the disposition of

                        -0-



                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 1998               /s/ Martin E. Revson
                                       ----------------------------------------
                                       Martin E. Revson


-----------
1  Based on 5,713,560 shares outstanding at December 31, 1997.